Filed Pursuant to Rule 433

Registration No. 333-228364

$1.01+ billion Drive Auto Receivables Trust (DRIVE) 2019-2

Jt-Leads : RBC (str), Barclays, Santander

Co-Mgrs : BNP, DB, MUFG

CLS	$AMT(MM)	WAL	S/M	P.WIN	E.FNL	L.FNL	SPREAD	YLD%	CPN%	$PX
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A-1	128.00	0.14	A-1+/P-1	1- 3	06/19	03/20	iLIB+10	2.64826	2.64826	100.00000
A-2-A	266.00	0.64	AAA/Aaa	3-14	05/20	03/22	EDSF+28	2.958	2.93	99.99376
A-2-B	50.00	0.64	AAA/Aaa	3-14	05/20	03/22	1mL+28	1mL+28		100.00000
A-3	159.72	1.50	AAA/Aaa	14-22	01/21	03/23	EDSF+42	3.066	3.04	99.99040
B	123.49	2.10	AA/Aa1	22-29	08/21	11/23	iSwp+60	3.195	3.17	99.99207
C	169.88	2.81	A/A2	29-39	06/22	06/25	iSwp+90	3.452	3.42	99.98020
D	118.26	3.60	BBB/Baa3	39-45	12/22	08/26	iSwp+120	3.727	3.69	99.97184
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Expected Pricing	: *PRICED*	Registration	: Public / SEC Registered
Expected Settle	: 03/20/19	ERISA Eligible	: Yes
First Payment	: 04/15/19	Pxg Speed	: 1.75% ABS to 10% Call
Expected Ratings	: S&P/Moody’s	Min Denoms	: $1k x $1k
Bill & Deliver	: RBC	BBERG Ticker	: DRIVE 2019-2

CUSIPs A-1 : 26208R AA3

A-2-A : 26208R AB1

A-2-B : 26208R AC9

A-3 : 26208R AD7

B : 26208R AE5

C : 26208R AF2

D : 26208R AG0

Available Information:

* Preliminary Prospectus Supplement, FWP and Intex CDI (attached)
* Intexnet : RBCDRAT192	Passcode: 4732
* Roadshow : www.dealroadshow.com	Passcode: DRIVE192

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.